Exhibit 10.2

Addendum to Globalware Solutions Service Agreement Globalware Worldwide

Globalware Worldwide
Addendum to Globalware Solutions Service
Agreement dated May 10, 2007

Addendum to Globalware Solutions Service Agreement Globalware Worldwide

Addendum to Globalware Solutions Service Agreement
Table of Contents

1. Overview	3
2. Updates and Upgrades	3
3. Maintenance	3
4. Protection of SPSS Confidential and Customer Information	3
5. Modification to Globalware Solutions Service Agreement	3
6. Acceptance	3

Addendum to Globalware Solutions Service Agreement Globalware Worldwide

1. Overview
The following is an addendum to the ”Globalware Solutions Service Agreement” (hereinafter “Agreement”) dated May 10, 2007, governing the relationship between GlobalWare Solutions, Inc. (GWS) and SPSS Inc. (SPSS) regarding the provision of services by GWS on behalf of SPSS. This addendum is being executed pursuant to the terms and conditions of the Agreement and is intended to outline additional requirements which are considered to be ongoing and continuous for the life of the relationship between GWS and SPSS and certain modifications to the Agreement.
2. Updates and Upgrades
GWS will update, upgrade or enhance its technology systems for the SPSS account setup and operations with the scope of its technology updates provided for all GWS customers. Such updates, upgrades and enhancements will be at no additional cost to SPSS. Updates, upgrades and/or enhancements are expected to satisfy the existing SPSS account setup and operations. Should any updates, upgrades and/or enhancements impact the current SPSS account setup or operations because of SPSS required account setup and operations customizations, GWS will notify SPSS of the potential impact at least seven (7) business days in advance of the expected update, upgrade or modification and work with SPSS to determine the necessary course of action to be compliant with the update, upgrade or modification.
3. Maintenance
GWS’ platform has been designed for 24x7 operations and consequently there are no regularly scheduled maintenance windows. GWS reserves the right to schedule downtime for occasional major infrastructure improvements, such as network or database upgrades.  In scheduling these major upgrades, GWS will notify SPSS in writing at least 10 business days in advance of such an event specifying the date, time, duration, scope/nature and reason for the outage. SPSS will have two business days to respond to this notification to request that the maintenance not take place at that time and specifying an alternative date and time that would be acceptable to SPSS.
In addition, GWS will not schedule maintenance during the following SPSS defined “blackout” time periods, except in emergency situations;
•	At anytime during the last 5 days of a month

•	At anytime during the first 5 days of a month

•	At anytime during the last 10 days of a calendar quarter
4. Protection of SPSS Confidential and Customer Information
(i). The definition of “Confidential Information” in Section 1.0 of the Agreement shall now read as follows with the inclusion of the definition of “Customer Information”:
“Confidential Information” means proprietary and other valuable information, regardless of form, communicated by one party (“Disclosing Party”) to the other party (“Receiving Party”), including, without limitation, technical information (including but not limited to information about how computer systems and networks are configured in order to interoperate which includes

Addendum to Globalware Solutions Service Agreement Globalware Worldwide

account ids, passwords, passcodes and encryption secrets), trade secrets, know how, specifications, financial and pricing information, market research, computer code, customer registration data, customer transaction information (including but not limited to credit card information and any other customer information collected and stored by GWS).
(ii). Section 8B of the Agreement shall be amended by adding the following at the end of such Section:
“Each party agrees to maintain documented policies and procedures describing the internal controls it has in place for purposes of protecting the other party’s Confidential Information from unauthorized disclosure, accidental destruction, or other unauthorized acts which may result in loss of possession, confidentiality, integrity or authenticity. SPSS reserves the right to perform a yearly audit of the design and operational effectiveness of GWS’ controls that protect SPSS confidential and customer Information. This includes scanning GWS’ publicly accessible servers for network, system and application vulnerabilities as well as reviewing evidence of the implementation and operational effectiveness of GWS’ policies, procedures and controls. All audits will be scheduled at least 30 days in advance, will occur at such dates and times that are mutually convenient to the parties, and will be conducted with GWS supervision, at SPSS’ sole cost and expense, by SPSS or its agents, and in a manner that does not unreasonably interfere with GWS’s business and operations.”
(iii) The following additional requirements shall be added as a new Section 8F to the Agreement:
“8F Implementation Safeguards and Procedures:
1. GWS shall minimally implement the following data transmission controls to protect SPSS Confidential Information:
i.	Prevent the transmission of unencrypted SPSS Confidential Information over the Internet to SPSS.

ii.	Prevent the transfer of information about a customer and their transaction to any entity other than the customer, SPSS, or the “merchant bank(s) or payment processor(s)” associated with the transaction.

iii.	Prevent the transmission of regulated customer information (e.g., charge card and account numbers) that is unencrypted over the Internet.
2.	GWS shall notify SPSS of any real or potential security compromise or breach that impacts the security or protection of SPSS Confidential or Customer Information. GWS shall notify SPSS within 4 hours of learning of such a breach. GWS shall not provide direct notification of any potential or real breach to SPSS customers (i.e., customer notification is SPSS’ obligation) or any other third-party without SPSS’ written permission.

3.	GWS shall provide evidence that it is taking reasonable steps to effectively manage risks to SPSS Confidential Information by doing the following:
a.	Providing an independent auditor’s yearly assessment (e.g., SAS-70 Type-II report) of the design and operating effectiveness of GWS’ internal IT controls to SPSS.

b.	Maintaining certified Safe Harbor status with the United States Department of Commerce throughout the life of this Agreement.

c.	Maintaining Payment Card Industry (PCI) Data Security Standard (DSS) compliance throughout the life of this Agreement.

Addendum to Globalware Solutions Service Agreement Globalware Worldwide

d.	Abiding by the Standards for Safeguarding Customer Information” (16 CFR Part 314) as issued by the Federal Trade Commission as required by section 501(b) of the Gramm-Leach-Bliley Act of 1999 (“GLBA”).

e.	Abiding by the Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data.

f.	Abiding by SPSS’ Privacy Policy (http://www.spss.com/privacy.htm) as portions pertain to GWS as a service provider to SPSS.

g.	Abiding by any other applicable data privacy law or regulation that is in existence now or becomes in existence during the term of this Agreement that is applicable to the Confidential Information provided hereunder.

h.	Notify SPSS of any potential or real deficiency, significant deficiency or material weakness in GWS’ internal controls that could impact the protection of SPSS Confidential and Customer information within 24 hours of discovering the control weakness or deficiency.”
5. Modification to Globalware Solutions Service Agreement
The second sentence of Section 5 C shall be modified and now read as follows:
EXCEPT FOR A CLAIM THAT ARISES DUE TO A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR A BREACH BY A PARTY OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER,IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGE ARISING OUT OF OR RELATED TO THIS AGREEMENT (INCLUDING LOSS OF PROFITS, USE, DATA OR OTHER ECONOMIC ADVANTAGE), HOWEVER IT ARISES, WHETHER FOR BREACH OF THIS AGREEMENT OR IN TORT OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY AND SHALL SURVIVE EXPIRATION OR TERMINATION OF THIS AGREEMENT AND COMPLETION OF ANY SERVICES.

Addendum to Globalware Solutions Service Agreement Globalware Worldwide

6. Acceptance
Besides the changes and additions set forth above all other terms and conditions in the Agreement shall remain unchanged and in effect.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective dually authorized officers or representatives as of the Effective Date, which is defined as the date that the last party signs.

SPSS:	GWS:
SPSS Inc.	GlobalWare Solutions, Inc.
233 S. Wacker Drive, 11th floor,	200 Ward Hill Ave
Chicago, Illinois 60606	Haverhill, MA 01835

Signed and Agreed By:	Signed and Agreed by:

/s/ Raymond H. Panza	April 7, 2008	/s/ John P. Viliesis	3-28-08

(Signature)	(Date)	(Signature)	(Date)

Raymond H. Panza	EVP & CFO	John P. Viliesis	CFO

(Name)	(Title)	(Name)	(Title)